                                                     5151 E. Broadway Building
                                                          S&D DRAFT:  12/14/96





                                   EXHIBIT 6.8







                              OFFICE BUILDING LEASE

                                     Between

                EAST BROADWAY 5151 LIMITED PARTNERSHIP, Landlord

                                       And

                  LUBA VESELINOVIC AND ELKE VESELINOVIC, H&W,
                       DBA, NUPRO INNOVATIONS INC., Tenant





                                    Premises:

                                    Suite 730

                           5151 E. Broadway Boulevard

                                 Tucson, Arizona
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                              OFFICE BUILDING LEASE


                           5151 E. Broadway Boulevard
                                 Tucson, Arizona


      THIS OFFICE BUILDING LEASE (this "Lease") is made as of this 17th day of December, 1996 by and between Broadway 5151 Associates Limited Partnership ("Landlord"), a Delaware Limited Partnership, having an office c/o Feldman Equities, 120 West 45th Street, 24th Floor, New York, New York 10036 and Luba Veselinovic and Elke Veselinovic, Husband & Wife, dba NuPro Innovations Inc. ("Tenant"), having a principal place of business at 5151 E. Broadway Blvd., Suite 730, Tucson, Arizona 85711.

                                   WITNESSETH:

      The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant and agree as follows:

                                   ARTICLE 1

                    DEFINITIONS, DEMISE, PREMISES, TERM, RENT

     SECTION 1.01 DEFINITIONS. The following terms shall have the meanings hereinafter set forth throughout this Lease.

         (A) "Base Expenses" shall mean the calendar year 1997 operating expenses.

         (B) "Base Rent" shall mean the base rent payable by Tenant during the Term, as follows:

                                     ANNUAL SQUARE            PAYMENTS
              DATES                    FOOT RATE         ANNUAL      MONTHLY
January 1, 1997 - December 31,           $16.50        $20,988.00   $1,749.00
1997
January 1, 1998 - December 31,           $17.16        $21,827.52   $1,818.96
1998
January 1, 1999 - December 31,           $17.85        $22,705.20   $1,892.10
1999

         (C) "Broker" shall mean TERCO, Scott Jensen.

         (D) "Building" shall mean, collectively, the Office Building (as defined in Section 1.01(H) hereof), the Property (as defined in Section 1.01(L) hereof), and any other building or improvements now or hereafter constructed on the Property.

         (E) "Commencement Date" shall mean January 1, 1997.

         (F) "Expiration Date" shall mean December 31, 1999.


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         (G) "Landlord's Notice Address" shall mean Broadway 5151 Associates
Limited Partnership, 5151 E. Broadway Blvd., Suite 125, Tucson, Arizona 85711,
Attention: Property Manager for 5151 E. Broadway Building, with a copy of each Notice (as defined in Section 8.04 hereof) to Landlord to be sent to (i) Broadway 5151 Associates Limited Partnership, c/o Feldman Equities, 120 West 45th Street, 24th Floor, New York, New York 10036, Attention: Asset Manager for 5151 E. Broadway Building and (ii) only as to notices commencing or relating to any action, suit or proceeding against Landlord arising hereunder, also to Van Waganer & Erhart, 649 N. 3rd Avenue, Phoenix, Arizona 85004 Attention: Jeff Erhart, Esq.

         (H) "Office Building" shall mean that certain building and other improvements having a street address of 5151 E. Broadway Boulevard, Tucson, Arizona 85711.

         (I) "Parking Spaces" shall mean two (2) parking spaces in the parking facility, if any, from time to time associated with the Building which shall be designated spaces in the enclosed portion of the parking facility. One (1) space shall be free of charge during the first year of the lease term and thereafter at $25.00 per space per month, plus applicable rental taxes.

         (J) "Permitted Uses" shall mean general office use in keeping with the class and character of the Office Complex.

         (K) "Premises" shall mean that space shown cross-hatched on the floor plan(s) annexed hereto as EXHIBIT A, known as Suite 730, located on the seventh
(7th) floor of the Office Building, containing approximately 1,272 rentable square feet.

         (L) "Property" shall mean that certain real property on which the Office Building is situated, located in the City of Tucson, County of Pima and State of Arizona.

         (M) "Rent Payment Address" shall mean Broadway 5151 Associates Limited Partnership, c/o Feldman Equities, 120 West 45th Street, 24th Floor, New York, New York 10036.

         (N) "Security Deposit" shall mean One Thousand Seven Hundred Forty-Nine and 00/100 Dollars ($1,749.00).

         (O) "Tenant's Notice Address" shall mean 5151 E. Broadway Blvd., Suite 730, Tucson, Arizona 85711 Attention: Luba & Elke Veselinovic.

         (P) "Term" shall mean the period commencing on the Commencement Date and ending on the Expiration Date, being approximately three (3) years.

         SECTION 1.02 DEMISE; USE. Subject to and upon the terms and conditions set forth herein, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises located in the Office Building for the period commencing on the Commencement Date and ending on the Expiration Date. The Premises shall be used and occupied by Tenant solely for the Permitted Uses, and for no other purpose without the prior written consent of Landlord, which consent may be withheld for any or for no reason.


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    SECTION 1.03      COMMENCEMENT DATE; CERTAIN OBLIGATIONS EFFECTIVE PRIOR TO
THE COMMENCEMENT DATE.

         (A) If the Commencement Date occurs on a date other than the first day of a calendar month or if the Term expires or is terminated on a day other than the last day of a calendar month, the Commencement Date of the term of this Lease shall be the first day of the next succeeding calendar month and the expiration date shall be extended accordingly, Base Rent and any Additional Rent (as defined in Section 1.05 hereof) payable hereunder shall be prorated for such partial month on the basis of a thirty (30) day month. Within ten (10) days after the Commencement Date, Tenant shall execute an acceptance letter substantially in the form of EXHIBIT C annexed hereto (the "Acceptance Letter") setting forth the Commencement Date and other information required therein, but the failure by Tenant to execute the Acceptance Letter shall not affect the Commencement Date.

         (B) In the event Landlord shall not deliver possession of all or any portion of the Premises to Tenant on or before the anticipated commencement date for any reason whatsoever, this Lease shall not be void or voidable and Landlord shall not be deemed in default or otherwise liable to Tenant for any claims, damages, or liabilities in connection therewith or by reason thereof. If any delay in delivery of possession of the Premises is caused by or attributable to Tenant, its servants, employees, agents or independent contractors, the Substantial Completion Date shall nonetheless be deemed to have occurred as determined in accordance with the provisions of Section 2.01(F) and Tenant's obligations under this Lease to pay Base Rent, the Operating Payment (as defined in Section 3.01 hereof) and, unless otherwise specified to the contrary herein, any other Additional Rent, shall commence on the date that Landlord would have delivered possession of the Premises to Tenant.

         (C) If the Commencement Date is a date certain and/or if Tenant takes possession or enters into occupancy of the Premises prior to the Commencement Date for any reason, such possession or occupancy shall be pursuant to all of the terms, covenants and conditions of this Lease, excluding the obligation to pay Base Rent, the Operating Payment and, unless otherwise specified to the contrary herein, any other Additional Rent.

    SECTION 1.04 BASE RENT. Tenant shall pay Landlord at the Rent Payment Address set forth in Section 1.01(M) hereof or at such other address as may be designated by Landlord, monthly, in advance, on the first day of each calendar month during the Term, monthly installments of Base Rent, without notice or demand and without any setoff, offset, abatement or deduction whatsoever. Notwithstanding the foregoing, upon the execution of this Lease, Tenant shall pay Landlord the first installment of Base Rent for the first full calendar month after the Commencement Date and Landlord hereby acknowledges receipt of such payment, subject to collection.

    SECTION 1.05 ADDITIONAL RENT. All sums other than Base Rent payable by Tenant under this Lease shall be deemed additional rent ("Additional Rent"), regardless of whether any such sum is expressly characterized as Additional Rent herein, and shall be payable on demand unless other payment dates are set forth herein. Landlord shall have the same rights and remedies with respect to the failure by Tenant to pay Additional Rent as Landlord has with respect to the failure by Tenant to pay Base Rent.


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                                   ARTICLE 2

                            ALTERATIONS AND ADDITIONS

    SECTION 2.01 LANDLORD'S WORK. None - Tenant accepts the Premises in its "as-is" condition with Landlord to professionally clean all carpets, touch-up wall paint as necessary and deliver all mechanical, electrical and plumbing systems in a good working condition.

         (A) Landlord shall undertake and complete the improvements shown in the construction documents annexed hereto as EXHIBIT B (the "Drawings") in accordance with the standards for the Building set forth in EXHIBIT D annexed hereto ("Landlord's Building Standards"), excepting only minor variations as Landlord may deem advisable ("Landlord's Work").

         (B) If the Drawings and/or Landlord's Building Standards are not annexed hereto, Tenant shall submit to Landlord within ten (10) days after the date hereof all information necessary to prepare and complete the Drawings. The Drawings and Landlord's Building Standards shall be prepared by Landlord as soon as reasonably practicable after submission by Tenant of all information necessary to prepare the same and shall be approved and signed by Tenant within five (5) business days after submission by Landlord. If Tenant fails to deliver to Landlord its signed approval of the Drawings and Landlord's Building Standards within five (5) business days after the same are submitted to Tenant, the date upon which Landlord's Work shall be deemed substantially completed for purposes of determining the Commencement Date shall be accelerated by one day for each day beyond such five (5) day period by which Tenant so delays. If Tenant fails to (i) deliver to Landlord the information necessary to prepare and complete the Drawings within thirty (30) days after the date hereof or (ii) sign and approve the Drawings and Landlord's Building Standards within thirty (30) days after Landlord has delivered the same to Tenant, then Landlord, at its sole option, may terminate this Lease. In such event, Tenant shall be liable for damages to the extent set forth in Section 7.02(C)(1) hereof (with, for the purposes of computing such damages, the Commencement Date to be deemed to have occurred on the anticipated commencement date referred to in Section 1.01(E)) and Landlord may apply the Security Deposit and any prepaid rent in satisfaction of such damages. No material changes or modifications to the approved Drawings and Landlord's Building Standards shall be made unless by written change order signed by Landlord and Tenant. All costs attributable to change orders requested or approved by Tenant shall be borne by Tenant with no credit to Tenant for items contained in Landlord's Building Standards which are omitted or not installed.

         (C) Landlord shall pay for the work depicted on the Drawings to the extent of the actual cost for the carpet cleaning, touch-up painting as required and delivery of mechanical and electrical systems in good working condition ("Landlord's Contribution"). Tenant shall pay all costs in excess of Landlord's Contribution ("Tenant's Contribution") within ten (10) days after submission by Landlord to Tenant of an invoice for the amount(s) then due and payable.

         (D) If Landlord shall be delayed in substantially completing Landlord's Work as a result of any act, neglect, failure or omission of Tenant, its agents, servants, employees,


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contractors, or sub-contractors such delay shall be deemed a "Tenant Delay". If the Substantial Completion Date shall be delayed by reason of a Tenant Delay, the Premises shall be deemed substantially completed for the purposes of determining the Commencement Date as of the date that the Premises would have been substantially completed but for such Tenant Delay as determined by Landlord.

         (E) Tenant shall pay to Landlord a sum equal to any additional cost to Landlord in completing Landlord's Work resulting from any Tenant Delay if, as a result thereof, the aggregate cost to complete Landlord's Work would exceed Landlord's Contribution. Any such sums shall be in addition to any sums payable pursuant to any other Subsection of this Section 2.01 and shall be paid to Landlord within ten (10) days after Landlord submits an invoice to Tenant therefor, whether or not the Term of this Lease shall have commenced. If Tenant defaults in the payment thereof, Landlord shall (in addition to all other remedies) have the same rights as in the event of default by Tenant in the payment of Base Rent and Landlord shall have no obligation to continue the performance of Landlord's Work until Tenant shall have cured such default.

         (F) Landlord shall notify Tenant of the anticipated date of substantial completion of Landlord's Work (the "Substantial Completion Date") in a notice given at least five (5) days prior to the Substantial Completion Date stated therein. The phrase "substantial completion" shall mean that, with the exception of punch-list items which would not prevent the use or occupancy of the Premises for the Permitted Uses, Landlord's Work shall have been completed in accordance with the Drawings and all mechanical systems serving or affecting the Premises shall then be in working order. Landlord and Tenant shall thereupon set a mutually convenient time for Tenant's architect and engineer, and Landlord and Landlord's contractor to inspect the Premises and Landlord's Work, at which time Tenant's architects and engineers shall prepare and submit to Landlord a punch-list of items to be completed. Upon completion of the inspection, Tenant shall acknowledge in writing that substantial completion of Landlord's Work has occurred, subject to any punch-list items to be completed. Landlord shall endeavor to complete the punch list items within thirty (30) days thereafter. In the event Tenant shall fail to confer with Landlord with respect to the substantial completion of Landlord's Work within five (5) days after Landlord's notice setting forth the Substantial Completion Date, Landlord's Work shall be deemed completed and satisfactory in all respects and the Commencement Date shall be deemed to have occurred on the date set forth in Landlord's notice as the Substantial Completion Date. In the event of any dispute, a certificate of Landlord's architect or engineer to the effect that the Premises are substantially complete and in the condition required by this Lease shall be conclusive.

         (G) By execution of the Acceptance Letter, Tenant shall be deemed conclusively to have accepted the Premises and to have acknowledged that the Premises are in the condition required by the Drawings and Landlord's Building Standards, except as to incomplete items of Landlord's Work then specified in the Acceptance Letter. As to any such items, Landlord shall have a reasonable time following receipt of the Acceptance Letter within which to correct same, but in no event shall Landlord be obligated to repair latent defects beyond a period of six (6) months after the Commencement Date.


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    SECTION 2.02      ALTERATIONS; LIENS.

         (A) Except for Landlord's Work, if any, Tenant shall accept the Premises in its present "AS IS" condition.

         (B) Tenant shall not make or allow to be made any alterations, additions or improvements (collectively, "Alterations") to the Premises or any part thereof without the prior written consent of Landlord. If Landlord shall consent to any Alterations to the Premises, such Alterations shall be subject to any terms, covenants, conditions and agreements which Landlord may prescribe and shall be at Tenant's expense. Upon the Expiration Date or sooner termination of the Term, any Alterations to the Premises, excepting movable furniture and trade fixtures, shall become the property of Landlord and shall be surrendered with the Premises, unless Landlord shall direct Tenant to remove any such Alterations, in which event Tenant shall remove same at its expense and restore the Premises to the condition existing prior to such Alterations, normal wear and tear excepted.

         (C) Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligations incurred on behalf of Tenant. At Landlord's option, Tenant shall provide, at Tenant's expense, a payment and performance and/or completion bond in an amount equal to one and one-half (1-1/2) times the estimated cost of any improvements, additions or alterations to the Premises to be made by Tenant. Tenant shall cause all liens filed against the Premises or the Building by reason of any acts or omissions performed by or on behalf of the same to be canceled and discharged of record by bond or otherwise within ten (10) days after the filing thereof. Should Tenant fail to discharge such lien within such ten (10) day period, Landlord may cure same, in which event Tenant shall reimburse Landlord, on demand, as Additional Rent, for the amount of the lien or the amount of the bond, plus all administrative costs incurred by Landlord in connection therewith. Tenant and any subtenants shall have no power to do any act or make any contract which may create or be the foundation of any lien, mortgage or other encumbrance upon the reversionary or other estate of Landlord, or any interest of Landlord in the Premises. NOTICE IS HEREBY GIVEN THAT LANDLORD IS NOT AND SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED TO TENANT OR ANYONE HOLDING THE PREMISES, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE PREMISES OR THE BUILDING.

                                   ARTICLE 3

                               OPERATING EXPENSES

    SECTION 3.01 EXPENSE STOP. The term "Base Operating Year" shall mean the calendar year 1997. In the event that Operating Expenses (as defined in Section 3.04(A) hereof) for any calendar year during the Term or any renewal or extension thereof on a per rentable square foot basis exceed the Base Operating Year, Tenant shall pay to Landlord, as Additional Rent, the product of (i) the amount by which Operating Expenses for the Building on a per rentable square foot basis exceed Base Expenses and (ii) the number of rentable square feet in the Premises as


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specified in Section 1.01(K) hereof (the "Operating Payment"). The Operating
Payment shall be made pursuant to the provisions of Section 3.02 hereof.

     SECTION 3.02 ESTIMATES AND PAYMENTS. Tenant agrees to pay monthly, as Additional Rent, one-twelfth (1/12) of Landlord's estimate of Tenant's Operating Payment for the then current calendar year. Landlord will give Tenant written notice from time to time of such estimated amounts, and Tenant shall pay such amounts monthly to Landlord in the same manner and at the same time as Base Rent. As soon as is reasonably practicable following the end of each calendar year, Landlord will submit to Tenant a statement showing in reasonable detail Operating Expenses on a per rentable square foot basis for the preceding calendar year along with a reconciliation of estimated payments made by Tenant as compared to Tenant's actual Operating Payment for such calendar year (each, an "Operating Statement"). Within thirty (30) days after receipt of an Operating Statement, Tenant shall pay to Landlord any additional amounts owed to Landlord as shown on the Operating Statement. Any payments due under this Article 3 shall be prorated for any partial calendar year occurring during the Term. Tenant's obligation to pay any amounts due under this Article 3 shall survive the Expiration Date or earlier termination of this Lease.

    SECTION 3.03 RENT TAXES AND EXTRA CHARGES. In addition, Tenant shall pay, as Additional Rent, contemporaneously with each payment of Base Rent, the amount of any transaction privilege tax, rent tax, sales tax, gross proceeds tax, use tax, occupancy tax or like tax (excluding income taxes) levied, assessed or imposed by any federal, state, county or municipal governmental authority, or any subdivision thereof, upon or measured by any rent or other charge payable under this Lease. Tenant shall also pay, as Additional Rent, all expenses paid or incurred by Landlord which are incurred pursuant to Tenant's request for additional or overtime services; including, but not limited to, overtime HVAC or heating expenses; overtime electric charges; charges for keys; or special tenant requests. Unless such extra charges are included in any monthly invoice for Base Rent or other payment dates are otherwise specifically set forth herein, any extra charges shall be due and payable by Tenant within ten (10) days after receipt of an invoice for same.

    SECTION 3.04      OPERATING EXPENSES DEFINED.

         (A) The term "Operating Expenses" shall mean the aggregate of those costs and expenses paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) relating to the ownership, maintenance and operation of the Building or the sidewalks or areas adjacent thereto or for any other areas for which Landlord shall have any obligation for repair or maintenance. Without limiting the generality of the foregoing, Operating Expenses shall include the following:

              (1) Taxes - The term "Taxes" shall mean all taxes, fees and assessments and governmental charges levied, whether by federal, state, county, municipal, or other taxing districts or authorities presently or hereafter created, taxing the Building and any other taxes, fees, charges or assessments attributable to the Building or its operation. In addition, "Taxes" shall mean all real estate taxes and assessments or substitutes therefor or supplements thereto upon all or any portion of the Building or any improvement thereon, for any whole or partial tax year or period occurring during the Term hereof. If and to the extent that due to a


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change in the method of taxation or assessment, any franchise, capital stock, capital, rent, income, profit or other tax or charge shall be a substitute for or supplement to any of the foregoing, then all such items shall be included within the term Taxes for the purposes of this Lease. All expenses, including attorneys' fees and disbursements, experts' and other witnesses' fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for the year in which paid. Without the prior written consent of Landlord, Tenant may not contest Taxes.

              (2) Insurance - The term "Insurance" shall mean all insurance of any type that Landlord, in its sole discretion, shall deem necessary or advisable to carry, including, but not limited to, that necessary in order to protect itself, its affiliates, agents and employees, the Building, all personal property used in connection therewith, or its interests therein. Landlord shall have the right, but not the obligation, to change, cancel, decrease or increase any insurance coverages in respect of the Building, or add additional forms of insurance as Landlord shall deem necessary or desirable; and/or to obtain umbrella or other policies covering both the Building and other assets owned by or associated with Landlord or its affiliates, in which event the cost thereof shall be equitably allocated. For the purposes of this subsection, the term "affiliate" shall mean any entity which controls, is controlled by or is under common control with Landlord.

              (3) Maintenance Costs - The term "Maintenance Costs" shall mean all costs paid or incurred in connection with the operation or maintenance of the Building including, without limitation, all parking areas (whether temporary or permanent), access roads, driveways, curbs, truckways, loading areas and docks, retaining walls, lighting facilities, service corridors, comfort stations, pedestrian sidewalks, stairways, plazas, malls, foundations, exterior and demising walls, roofs over the entire Building including the Premises, escalators, elevators, courts and ramps, decorative walls, vacant areas, landscaped and planting areas and facilities, service lines or conduits for gas, water, electric, sewage, heating, ventilating and air conditioning services, music and intercom equipment, fire suppression and warning systems, conduits and appurtenances for use by Tenant in common with other tenants, and other areas and facilities related to the Building, whether within or outside the Building. Maintenance Costs shall include, but are not limited to, the following:

                  (a) All expenses incurred in connection with making the parking facilities for the Building, if any, available for use by Tenant and others including, but not limited to, any rent, additional rent or management fees that Landlord may be required to pay for such use, and all costs incurred for sweeping, cleaning, litter control, resurfacing, repainting, restripping, removal and replacement of pavement, curbs and car stops, and snow and ice removal;

                  (b) Wages and salaries for all employees engaged in operating, maintaining, or providing security for the Building, and personnel who may provide traffic control relating to ingress and egress to and from the parking facilities, if any, to the adjacent public streets. All taxes, insurance and fringe benefits relating to such employees shall be included;


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                  (c) All expenses incurred for supplies and materials used in the operation and maintenance of the Building including, but not limited to, uniforms, paper products, decorations, painting and replacement of worn out mechanical or damaged equipment;

                  (d) The cost of all utilities, including, but not limited to, the cost of water, electrical service, heating, lighting, air conditioning and ventilation, excepting those utilities supplied to tenants of the Building at their respective premises to the extent paid for by such tenants;

                  (e) The cost of all maintenance and service agreements for the Building and equipment therein, including, but not limited to, alarm service, cleaning, janitorial service, security and/or guard service, window cleaning, fire protection, sprinklers, elevator and mechanical systems maintenance, exterminating and landscape maintenance;

                  (f) Amortization, together with Interest, on the cost of installation of capital improvement items which result in, or are intended to result in, a reduction in Maintenance Costs or which are required to be installed under any governmental law, regulation or authority. "Interest" shall be calculated at the lesser of (i) the annual rate of "Alternate Base Rate II" (as set by Citibank, N.A. from time to time) plus two percent (2%) per annum or
(ii) the maximum legal rate of interest allowed by the state in which the Building is located. All such costs shall be amortized over the reasonable life of the capital improvement items, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles, but in no event to extend beyond the reasonable life of the Building;

                  (g) Management fees in the amount of 5% of gross revenues (including, without limitation, salaries and fringe benefits of Building employees and employees of the Building's managing agent to the extent chargeable to the Building), legal fees, accounting costs and disbursements, and other professional services associated with the operation and maintenance of the Building;

                  (h) The cost of maintenance and repair of ceilings and exterior walls, gutters, glass, plate glass, show windows, plumbing, pipes and fixtures and other equipment; and

                  (i) The cost of all licenses, dues, permits and other governmental charges.

         (B) In determining the amount of Operating Expenses for any calendar year during the Term, including the Base Operating Year, if less than ninety-five percent (95%) of the rentable area of the Building shall have been occupied by tenant(s) at any time during any such calendar year, Operating Expenses shall be determined for such calendar year to be an amount equal to the expenses which would normally be expected to be incurred had such occupancy been ninety-five percent (95 %) throughout such calendar year.

    SECTION 3.05 PRO RATA SHARE. Tenant's pro rata share ("Pro Rata Share") of Operating Expenses and other amounts payable pursuant to the terms of this Lease shall be computed by multiplying such expenses or amount by a fraction, the numerator of which shall be the number


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of rentable square feet in the Premises as set forth in Section 1.01(K), and the denominator of which shall be the total number of square feet in the Office Building as determined by Landlord, which is approximately 235,000 rentable square feet (subject to remeasurement under Section 8.13 below)

                                   ARTICLE 4

                          TENANT'S COVENANTS AND RIGHTS

    SECTION 4.01 PARKING. Tenant shall be entitled to the use of the Parking Spaces during the Term. All parking facilities furnished by Landlord shall be subject to Landlord's control and management. Landlord further reserves the right to change, reconfigure, or rearrange the parking areas, to construct or repair any portion thereof, and to restrict or eliminate the use of any parking areas and do such other acts in and to such areas as Landlord deems necessary or desirable without such actions being deemed an eviction of Tenant or a disturbance of Tenant's use of the Premises and without Landlord being deemed in default hereunder. Landlord may convert the under deck parking facilities to a reserved and/or controlled parking facility, in which event Tenant shall pay a monthly fee, as established by Landlord during the Term, for the use of the Parking Spaces which shall be due and payable on the first day of each month during the Term, together with the payment of monthly Base Rent. Landlord shall not be liable for any damage of any nature to, or any theft of, vehicles, or contents thereof, in or about such parking facility. Tenant shall be entitled to the use of surface parking areas without charge during the lease term.

    SECTION 4.02      ASSIGNMENT AND SUBLETTING.

         (A) Tenant covenants that it shall not, by operation of law or otherwise, assign, sublet, encumber or mortgage this Lease, or any part thereof, or permit the Premises to be used by others without the prior written consent of Landlord in each instance. The consent by Landlord to any assignment, mortgage, encumbrance, subletting or use of the Premises by others shall not constitute a waiver of Landlord's right to withhold its consent to any other assignment, subletting, mortgage, encumbrance or use by others of the Premises. Whether or not Landlord's consent shall be granted to any proposed assignment or subletting, Tenant shall reimburse Landlord for the reasonable expenses, including attorneys' fees and disbursements, incurred by Landlord in connection with Tenant's request for such consent. In addition, Tenant shall pay to Landlord, as Additional Rent, all reasonable direct and indirect expenses incurred by Landlord due to any such assignee or sublessee taking possession of the Premises. The absolute and unconditional prohibitions set forth in this
Section 4.02 and Tenant's agreement thereto are material inducements to Landlord to enter into this Lease with Tenant, and any breach or attempted breach thereof shall constitute an Event of Default (as defined in Section 7.01 hereof) for which no notice or opportunity to cure need be given. For the purposes of this
Section 4.02, (i) the transfer or issuance of a majority of the issued and outstanding capital stock of any corporate tenant, or of a corporate subtenant, or the transfer or issuance of a majority of the total interest in any partnership tenant or subtenant, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Lease, or of such sublease, as the case may be, except that the transfer of the outstanding capital stock of any corporate tenant, or subtenant, shall not be deemed to include the sale of such stock by persons or parties through the "over-the-counter market" or through any recognized stock exchange, other than by those deemed to be a "control person" within the meaning of the Securities Exchange Act of 1934, as amended, (ii) a takeover agreement or similar agreement whereby the obligations of Tenant under this Lease are assumed by another party shall be deemed a transfer of this Lease, (iii) any person or legal representative of Tenant, to whom Tenant's interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Section 4.02, (iv) a modification, amendment or extension of a sublease shall be deemed a sublease and (v) if Tenant consists of more than one person, a purported assignment, voluntary, involuntary, or by operation of law by any of the persons executing this Lease shall be deemed a voluntary assignment of this Lease by Tenant. Notwithstanding anything to the contrary contained herein, any rights and/or options of first offer, refusal, or extension granted to Tenant shall be personal to the Tenant named herein and shall be deemed null and void in the event of any assignment of this Lease or sublease of all or substantially all of the Premises.

         (B) No consent by Landlord to an assignment of this Lease shall be effective until Tenant shall deliver to Landlord an agreement in form and substance satisfactory to Landlord pursuant to which such assignee assumes and agrees to be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease. In no event shall Tenant be released from its obligations hereunder as a result of any assignment of this Lease, and the Tenant named herein and any assignee of such Tenant who assumes the obligations of the named Tenant under this Lease, from and after such assignment, shall be jointly and severally liable for performance of all obligations of Tenant under this Lease.

         (C) If the rent and other sums payable to Tenant by an assignee or sublessee for or in connection with an assignment of this Lease or the sublease of all or any part of the Premises shall be in excess (the "Excess") of the Base Rent and any Additional Rent provided for in this Lease (allocated on a per square foot basis in the event of a sublease of less than all of the Premises), Tenant shall so notify Landlord and shall pay Landlord the Excess as and when received by Tenant.

    SECTION 4.03 CARE OF PREMISES. Subject to the provisions of Sections 6.01 and 6.02 hereof, Tenant shall maintain and repair the Premises during the Term and preserve same in the condition delivered to Tenant on the Commencement Date, normal wear and tear excepted. Tenant shall be responsible for repainting and redecorating the Premises, and making repairs, replacements and alterations as needed, in a good and workmanlike manner in accordance with the terms and provisions of this Lease. Landlord shall repair or replace, at Tenant's expense, any damage done to the Building or any part thereof caused by Tenant or Tenant's agents, employees, contractors, invitees or visitors. Tenant agrees to give Landlord or its managing agent prior written notice of the necessity for any repairs to the Premises and shall not proceed to perform same until Landlord or its managing agent has consented thereto. Upon the expiration of the Term or other termination of this Lease, Tenant shall peaceably surrender to Landlord the Premises, broom clean, in the same condition as existed on the Commencement Date, excepting only ordinary wear and tear.

    SECTION 4.04      COMPLIANCE WITH LAW.

         (A) Tenant, at its expense, shall comply with all laws, orders and regulations of any governmental authorities and with any directive of any public officer which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Premises or the use or occupation thereof including, without limitation, any governmental law or statute, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect relating to the environment, health, safety or any substances, materials or wastes regulated by any governmental authority or deemed or defined as a "hazardous substance", "hazardous material", "toxic substance", "toxic pollutant", "contaminant", "pollutant", "solid waste", "hazardous waste" or words of similar import under applicable laws and regulations of the United States, the state in which the Building is located and the political subdivisions thereof having jurisdiction over the Building, including, without limitation, oil and petroleum products, natural or synthetic gas, asbestos in any form, urea formaldehyde and radon gas (collectively, "Hazardous Materials"). In addition, Tenant shall comply with, and shall cause compliance with the rules and regulations set forth in EXHIBIT E annexed hereto, as amended from time to time (the "Rules and Regulations"), which have been adopted by Landlord for the Building.

         (B) Tenant shall provide Landlord with copies of all communications and related materials regarding the Premises with any (i) governmental agency relating to any law, statute, rule, regulation, article, code, policy or rule of common law and any judicial interpretation thereof relating to Hazardous Materials (collectively, "Environmental Laws") or (ii) person with respect to any claim relating in any way to any Environmental Law (each, an "Environmental Claim"). Landlord or its agents may perform an environmental inspection of the Premises at Tenant's expense at any time during the Term.

         (C) Tenant agrees to defend, indemnify and hold harmless the Indemnitees (as defined in Section 4.06 hereof) from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including attorneys' and consultants' fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Indemnitees directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Premises or in the Building which is caused or permitted by Tenant and (b) any Environmental Claim relating in any way to Tenant's operation or use of the Premises or the Building. The provisions of this Subsection (C) shall survive the expiration or sooner termination of this Lease.

         (D) Tenant shall not do or permit to be done any act or thing in, on or about the Premises or store anything therein which will in any way increase the existing rate of, or adversely affect, or cause a cancellation of, any fire or other insurance policies covering the Building or any of its contents. In addition, Tenant shall pay or cause to be paid before delinquency, any and all taxes levied or assessed and payable during the Term upon all of Tenant's leasehold improvements, equipment, furniture, fixtures, and other personal property located in the Premises.

    SECTION 4.05      TENANT'S INSURANCE.

         (A) Tenant shall procure and maintain throughout the Term of this Lease, at its expense, comprehensive general liability insurance providing coverage for bodily injury (including death) and property damage and products liability insurance, as necessary. This policy shall contain a broad form contractual liability endorsement insuring Tenant's obligations under Section 4.06(A) hereof with a combined single limit of at least One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate for all occurrences within each policy year, or such greater amounts as Landlord may require. Tenant shall also procure fire and extended coverage insurance covering Tenant's personal property, fixtures, equipment and improvements, in an amount equal to the replacement value of the same and containing the waiver of subrogation required in Section 6.03 of this Lease, state worker's compensation and employers liability insurance with limits of at least Five Hundred Thousand Dollars ($500,000) and such other insurance as Landlord may reasonably require from time to time.

         (B) All of the foregoing insurance policies (with the exception of worker's compensation insurance to the extent not available under statutory law) shall name Landlord, any holder of a Mortgage (as defined in Section 5.01 hereof), any managing agent for the Building and such other parties as Landlord shall designate as an additional insured as their respective interests may appear, and shall provide that any loss shall be payable to Landlord and any other additional insured parties as their respective interests may appear. All insurance required hereunder shall be placed with companies which are rated A:XI or better by Best's Insurance Guide and licensed to do business in the state in which the Building is located and written as primary policies, with any other policies, including Landlord's policy, serving as excess coverage. Tenant shall deliver duplicate original copies of all such policies and all endorsements thereto, prior to the Commencement Date, or, in the case of renewals thereto, fifteen (15) days prior to the expiration of the prior insurance policy, together with evidence that such policies are fully paid for, and that no change or non-renewal thereof shall be effective except upon thirty (30) days' prior written notice from the insurer to Landlord. If Tenant shall fail at any time to procure and/or maintain the insurance required herein, Landlord may procure such insurance on Tenant's behalf and the cost thereof shall be payable, upon demand, as Additional Rent.

    SECTION 4.06      TENANT'S INDEMNIFICATION.

         (A) Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees, attorneys and agents (collectively, the "Indemnitees") from and against any and all claims, demands, causes of action, judgments, costs, expenses, and all losses and damages (including consequential and punitive damages) arising from Tenant's use of the Premises or from the conduct of its business or from any acts permitted or suffered by Tenant in or about the Premises, and shall further indemnify, defend and hold harmless the Indemnitees from and against any and all claims arising from any breach in Tenant's performance under this Lease, or arising from any act, omission or negligence or willful or criminal misconduct of Tenant, or any officer, agent, employee, independent contractor, guest, or invitee thereof, and from all costs, attorneys' fees and disbursements, and liabilities incurred in the defense of any such claim or any action or proceeding in any way related to this Lease. Upon notice from Landlord, Tenant shall defend any such claim, demand, cause of action or suit at Tenant's expense by counsel satisfactory to Landlord. As a material part of the consideration to Landlord for this Lease, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause, and Tenant hereby waives all claims with respect thereto against Landlord. Tenant shall give immediate notice to Landlord in case of casualty or accidents in the Premises. The provisions of this Section 4.06(A) shall survive the expiration or sooner termination of this Lease.

         (B) Landlord or its agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other places resulting from dampness or any other cause whatsoever, or from the act or negligence of any other tenant or any officer, agent, employee, contractor or guest of any such tenant, except personal injury caused by or due to the gross negligence or willful or criminal misconduct of Landlord. In addition, Landlord or its agents shall not be liable for (i) interference with the electrical service, ventilation, or for any latent defect in the Premises, except as provided in Section 2.01 hereof, (ii) any loss or damage for which Tenant is required to insure or (iii) any loss or damage resulting from any construction, Alterations or repair required or permitted to be performed by Tenant under this Lease.

    SECTION 4.07 UTILITIES. Tenant shall not install any equipment in the Premises without Landlord's prior written consent if such equipment requires an electrical current other than 120 volt, single phase, special circuits or grounding or singularly consumes more than 0.5 kilowatts at rated capacity. All costs of the installation and maintenance of special electrical facilities approved by Landlord shall be paid by Tenant, as Additional Rent, upon demand. All costs for extraordinary, unusual or excessive demand by Tenant for electrical or other utility service and all costs of submetering or monitoring such use shall be borne by Tenant. Landlord reserves the right to install, at Tenant's expense, submeters and related equipment, relating to Tenant's use of electrical or other utility services for the purposes of monitoring and billing any excessive use of electricity by Tenant. Tenant shall separately arrange with, and pay directly to, the applicable local public authorities or utilities, as the case may be, for the furnishing, installation and maintenance of all telephone services and equipment required by Tenant in the use of the Premises.

    SECTION 4.08 SECURITY DEPOSIT. Concurrently with the execution of this Lease, Tenant has deposited with Landlord the Security Deposit as security for the payment by Tenant of all Base Rent and any Additional Rent and for the faithful performance of all the terms, covenants and conditions hereof. Landlord shall not be required to segregate the Security Deposit from other funds of Landlord or pay interest thereon, unless required by applicable law. If, at any time during the Term, Tenant does not fulfill any of its obligations under this Lease, Landlord shall have the right to use all or part of the Security Deposit to satisfy such obligations. If any portion of the Security Deposit is used, applied, or retained by Landlord as herein permitted, then within five (5) days after written demand therefor, Tenant shall deposit with Landlord an amount sufficient to restore the Security Deposit to its original or adjusted amount. If Tenant fully performs every term, covenant, condition and obligation of this Lease during the Term, the Security Deposit (or any balance thereof), without interest, shall be returned to Tenant after the expiration of the Term. Landlord may deliver the Security Deposit to any purchaser of Landlord's interest in the Premises if such interest is sold, in which event Landlord shall be discharged from any further liability with respect to the Security Deposit. The Security Deposit shall not be deemed an advance payment of rent or be construed as liquidated damages, and if Landlord's claims hereunder exceed the Security Deposit, Tenant shall remain liable for the balance of such claims.

    SECTION 4.09 SIGNS. Tenant shall not, without the prior written consent of Landlord erect or install any type of exterior or interior window or door signs, or any other type of sign or placard, whether within or without the Building. All signs and placards must comply with the sign criteria promulgated by Landlord for the Building and all applicable laws. Landlord shall pay all costs of fabrication, installation and maintenance of all permitted signs or placards. Prior to vacating the Premises, Tenant shall, at its expense, promptly remove its sign(s) and placards, and upon the removal or alteration of any of its sign(s) and placards for any reason, Tenant shall restore the surface beneath such signs or placards damaged by such removal.

                                   ARTICLE 5

                         LANDLORD'S COVENANTS AND RIGHTS

    SECTION 5.01      QUIET ENJOYMENT AND SUBORDINATION.

         (A) Landlord covenants and agrees that, upon performance by Tenant of all of the terms, covenants, obligations, conditions and provisions hereof on Tenant's part to be kept and performed, Tenant shall have, hold and enjoy the Premises, subject and subordinate to the terms and conditions of this Lease.

         (B) This Lease is subject and subordinate to any reciprocal easement agreements or any other easements (each, an "Easement"); all ground or underlying leases (each, a "Superior Lease"); any mortgage, deed of trust or deed to secure debt (each, a "Mortgage"); and to any renewals, modifications, increases, extensions, replacements, and substitutions of any thereof now or hereafter affecting the Premises and/or the Building. This provision shall be self-operative and no further instrument of subordination shall be required; provided, however, that Tenant shall execute and deliver, upon request, such further instrument(s) in recordable form confirming this subordination as may be requested by Landlord, or the holder of any Mortgage or the lessor under any Superior Lease. Notwithstanding anything to the contrary contained herein, at the option of the holder of any Mortgage, this Lease shall be made superior to such Mortgage by the insertion therein of a declaration that this Lease is superior.

         (C) Tenant agrees that Landlord may assign the rents and its interest in this Lease to the holder of any Mortgage. In the event of such an assignment, Tenant shall give the holder of such Mortgage a copy of any request for performance by Landlord or any notice of default by Landlord, and, in the event Landlord fails to cure any such default, Tenant shall give such holder a reasonable period, commencing on the last day on which Landlord could cure such default, in which to cure same.

    SECTION 5.02      LANDLORD'S SERVICES.

         (A) During the Term, Landlord shall operate and maintain the Building in accordance with all applicable laws and regulations. Subject to the payment by Tenant of Base Rent and any Additional Rent, Landlord shall provide the following services:

             (1) Landlord shall provide the following services to the Premises:

                  (a) Heating and air conditioning in season at such temperatures and in such amounts as shall be considered by Landlord to be building standard. Usual and customary business hours shall be defined at 7:00 a.m. to 6:00 p.m. Mondays through Fridays and 8:00 a.m. to 1:00 p.m. Saturdays, Sundays, legal holidays, union holidays and any hours other than those determined by Landlord to be building standard shall not be deemed usual and customary business hours, and such service will be provided at these times only if Tenant shall request same within a reasonable period of time prior to the need for such services. Tenant shall pay for such services, as Additional Rent, within ten (10) days after rendition of a bill therefor, at the rate for such services at the Building as determined by Landlord, subject to a minimum usage fee based upon the minimum overtime labor for the Building. Whenever equipment that generates abnormal heat which affects the temperature otherwise maintained by the air conditioning system is used in the Premises, Landlord shall have the right to install supplemental air conditioning equipment in the Premises, and the cost thereof, including the cost of installation, operation, electrical use, maintenance and metering, shall be paid by Tenant to Landlord, as Additional Rent, on demand.

                  (b) Electrical energy (not exceeding the present electrical capacity of the Premises) upon the following terms and conditions: (i) Landlord shall be responsible for replacing all light bulbs, fluorescent lamps, and all ballasts used by the Tenant in the Premises, except that Tenant shall be responsible for replacing the same in non-building standard fixtures; (ii) all equipment required to obtain additional electrical energy for Tenant from the public utility company shall be installed and maintained by Landlord at Tenant's expense; and (iii) Landlord shall not be liable for damages or consequential damages or in any other way in the event of loss, damage, failure, interruption, defect or change in the quantity or character or supply of electricity furnished to the Premises or of any other utility and Tenant agrees that such supply may be interrupted for inspection, repairs, replacement or in case of emergency.

                  (c) Janitor service five (5) days per week (excluding legal and union holidays); provided, however, if Tenant's floor covering or other improvements are not building standard, Tenant shall pay, as Additional Rent, upon rendition of a bill therefor, the additional cleaning cost, if any, attributable thereto.

             (2) Landlord shall provide the following services in the Office
Building:

                  (a) Hot and cold water;

                  (b) Elevator service in common with other tenants; and

                  (c) Heat, ventilation, cooling, lighting, electrical service and domestic running water, in those areas of the Office Building designated by Landlord for use during normal business hours by Tenant in common with other tenants and persons in the Office Building.

             (3) Landlord shall maintain and repair the foundations, structure and roof of the Office Building and shall operate, maintain, repair and replace the systems, facilities and equipment directly necessary to provide the services described in this Section 5.02 (unless same are installed by or are the property of Tenant); provided that:

                  (a) Landlord shall use reasonable diligence in carrying out its obligations under this Section 5.02, but shall not be liable under any circumstances for any damages (including consequential damages) for any failure to do so;

                  (b) No reduction or discontinuance of the services described in this Section 5.02 shall be construed as an eviction of Tenant or release Tenant from any of its obligations under this Lease;

                  (c) Landlord shall have no liability to Tenant, its employees, agents, invitees or licensees for damages or consequential damages or in any other way for losses due to any criminal act or for damage done by unauthorized persons on the Premises or in the Building; and

                  (d) Tenant shall reimburse Landlord for the cost of any repairs or maintenance performed by Landlord if the need for same arose as a result of the negligence or criminal or willful misconduct of Tenant or its agents, employees, contractors, invitees and licensees.

    SECTION 5.03      ALTERATIONS AND ENTRY BY LANDLORD.

         (A) Landlord may from time to time: (i) make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Premises where necessary to service the Premises or other parts of the Building;
(ii) make changes in or additions to any part of the Building not in or forming part of the Premises; and (iii) change or alter the location of any areas of the Building which may be designated by Landlord for use during normal business hours by Tenant in common with other tenants and persons in the Office Building but under the exclusive control of Landlord. Landlord, its agents and representatives shall have the right to enter the Premises by any and all means at any time in case of an emergency, and at all reasonable times for any purpose permitted hereunder, including, but not limited to, showing the Premises to prospective tenants, purchasers or mortgagees. Tenant shall give Landlord a key for all of the doors of the Premises.

         (B) In performing its covenants under this Article 5, Landlord shall use reasonable efforts to minimize interference with the conduct of Tenant's business in connection with the performance by Landlord of any work or the provision of any services required or permitted hereunder, but Landlord shall not be required to use overtime or premium time labor.

    SECTION 5.04 LANDLORD'S RIGHT TO CURE. All agreements, covenants and conditions to be performed by Tenant under this Lease shall be at Tenant's expense and without any abatement of Base Rent or any Additional Rent. If Tenant shall fail to perform any act or to pay any sum of money (other than Base Rent) required of Tenant hereunder, then Landlord may, without waiving or releasing Tenant from any of its obligations hereunder, make such payment or perform such act on behalf of Tenant. All sums paid and all costs incurred by Landlord in taking such action shall be deemed Additional Rent and shall be paid to Landlord on demand.

                                   ARTICLE 6

                            EMINENT DOMAIN, CASUALTY

    SECTION 6.01      EMINENT DOMAIN.

         (A) If, during the Term, all of the Premises shall be taken (or temporarily taken for a period of one (1) year or more) by a public authority under any statute or by right of eminent domain, or purchased under threat of such taking, this Lease shall automatically terminate on the date on which the condemning authority takes possession of the Premises ("Date of Such Taking"). Notwithstanding the foregoing, if more than one-third (1/3) of the number of rentable square feet in the Premises is so taken or purchased, Tenant shall have the right to terminate this Lease by giving Landlord notice no later than thirty
(30) days after the Date of Such Taking, and thereupon this Lease shall terminate on the last day of the month following the month in which notice is given. In both of such events, Tenant shall have no claim for the value of any unexpired Term of this Lease.

         (B) If, during the Term, part of the Building is so taken or purchased, and if, in Landlord's opinion, substantial alteration of the Building is necessary or desirable as a result thereof, whether or not the Premises are affected, Landlord shall have the right to terminate this Lease by giving Tenant at least thirty (30) days' written notice of such termination, and thereupon this Lease shall terminate on the date set forth in such notice.

         (C) If a portion of the Premises is so taken, and no rights of termination herein conferred are timely exercised, the Term of this Lease shall expire with respect to the portion so taken on the Date of Such Taking and Landlord shall adjust Base Rent and Additional Rent to account for the reduced number of rentable square feet in the Premises. Landlord shall restore and redemise the Premises to the extent required to exclude from the Premises that portion so taken; provided, however, that Landlord's obligation to restore and redemise the remainder of the Premises shall be limited to the funds available to Landlord from the condemnation award or other consideration paid for the affected portion of the Premises. In no event shall Landlord be obligated to replace or restore any improvements to the Premises or alterations thereof installed therein by or on behalf of Tenant, nor shall Landlord be obligated to replace, repair or restore Tenant's leasehold improvements, personal property, furniture, fixtures, equipment or the like. Upon any such taking or purchase, Landlord shall be entitled to receive and retain the entire award or consideration for the affected portion of the Building, and Tenant shall not have any claim against Landlord for the value of its property or its leasehold estate or the unexpired Term of the Lease, or for costs of removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase.

         (D) If all or any portion of the Premises shall be condemned or taken for governmental occupancy for a period of less than one year, this Lease shall continue in full force and effect and Tenant shall continue to pay in full all Base Rent and any Additional Rent herein reserved, without reduction or abatement.

    SECTION 6.02      DAMAGE BY FIRE OR OTHER CASUALTY.

         (A) If the Premises shall be partially damaged by fire or other casualty, then the damage shall be repaired by Landlord, except as otherwise provided in this Section 6.02, from the insurance proceeds actually paid to Landlord. In such event, the Base Rent and Additional Rent due hereunder shall be equitably abated in the proportion which the part of the Premises not usable by Tenant bears to the entire Premises until the damage is repaired by Landlord as required hereunder. Tenant shall give immediate written notice to Landlord of any damage caused to the Premises by fire or other casualty.

         (B) If the Premises are totally damaged or rendered wholly untenantable by fire or other casualty, or if Landlord's architect certifies that it cannot be repaired within one hundred eighty (180) days after the casualty, or if all or any portion of the proceeds of any insurance policy are retained by the lessor under any Superior Lease or the holder of any Mortgage, or if Landlord shall decide not to repair the Building, then Landlord may, within one hundred eighty (180) days after such fire or other casualty, give Tenant notice of termination of this Lease, and thereupon the Term shall expire ten (10) days after such notice is given.

         (C) Landlord's obligations in connection with such restoration work shall be strictly limited to the replacement of the basic building area and in no event shall Landlord be obligated to replace or restore any improvements to the Premises or any alterations thereof which were installed therein by or on behalf of Tenant, or Tenant's leasehold improvements, personal property, furniture, fixtures, equipment or the like.

    SECTION 6.03 SUBROGATION. Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby mutually waive and release their respective rights of recovery against one another and their officers, agents and employees for any damage to real or personal property, including resulting loss of use, interruption of business, and other expenses occurring as a result of the use or occupancy of the Premises or the Building to the extent of insurance coverage which would be included in a standard "all-risk" or special form policy of property insurance. Landlord and Tenant agree that all policies of insurance shall contain provisions or endorsements thereto waiving the insurer's rights of subrogation with respect to claims against the other, and, unless the policies permit waiver of subrogation without notice to the insurer, each shall notify its insurance companies of the existence of the waiver and indemnity provisions set forth in this Lease.

                                   ARTICLE 7

                           EVENTS OF DEFAULT, REMEDIES

    SECTION 7.01 EVENTS OF DEFAULT. In addition to any other event specified in this Lease as an event of default, the occurrence of any one or more of the following events during the

Term (each, individually, an "Event of Default" and collectively, "Events of Default") shall constitute a breach of this Lease by Tenant and Landlord may exercise the rights set forth in Section 7.02 of this Lease or as otherwise provided at law or in equity: (1) Tenant shall fail to pay any sum (including Base Rent or Additional Rent) payable to Landlord hereunder within five (5) days after the same shall become due and payable (although no legal or formal demand has been made therefor); or (2) Tenant fails to perform any of the other covenants, agreements, terms or conditions of this Lease to be performed by Tenant (other than any default curable by the payment of money), and, unless expressly provided elsewhere in this Lease that no notice and/or opportunity to cure such default is to be afforded Tenant, such default shall continue for a period of fifteen (15) days after written notice thereof from Landlord to Tenant, or, in the case of a default which cannot with due diligence be cured within fifteen (15) days, Tenant fails to commence such cure promptly within such fifteen (15) day period and thereafter diligently prosecute such cure to completion; or (3) Tenant or any guarantor of Tenant's obligations hereunder ("Guarantor") shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent within the meaning of the United States Bankruptcy Code, as amended (the "Code"), or shall file any petition or answer seeking any reorganization, composition, readjustment or similar relief under any present or future bankruptcy or other applicable law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, liquidator or other custodian for any substantial part of Tenant's properties or any part of the Premises; or (4) any Guarantor of this Lease shall default beyond any applicable notice and/or grace period under such guaranty; or (5) the Premises shall be effectively abandoned by Tenant for a period of ten (10) days. If an Event of Default occurs more than two (2) times within any period of twelve (12) months, then, notwithstanding that each such Event of Default shall have been cured, any further default shall be deemed an Event of Default for which no notice or cure period shall apply.

    SECTION 7.02      REMEDIES UPON DEFAULT.

         (A) Upon the occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the following remedies without notice or demand whatsoever, in addition to, or in lieu of, any and all remedies available to Landlord under the laws of the state in which the Building is located:

              (1) Landlord may give Tenant written notice of its election to terminate this Lease, effective on the date specified therein, whereupon Tenant's right to possession of the Premises shall cease and this Lease, except as to Tenant's liability determined in accordance with Section 7.02(C) hereinbelow, shall be terminated.

              (2) Landlord and its agents may immediately re-enter and take possession of the Premises, remove all persons and property therefrom (such property as may be removed may be stored in a public warehouse or elsewhere at the cost of and for the account of Tenant), lock the doors of the Premises and exclude Tenant therefrom, all without notice or legal process and without being deemed guilty of trespass, or liable for any loss or damage occasioned thereby and without any prejudice to any remedies for arrears of rent or Tenant's breach of covenants or conditions.

              (3) Landlord and its agents may immediately re-enter and take possession of the Premises, or any part thereof, by summary proceedings or by any other applicable action or proceeding (without being liable for indictment, prosecution or damages therefor) and may repossess same as Landlord's former estate and expel Tenant and those claiming through or under Tenant, and remove the effects of both or either (such property as may be removed may be stored in a public warehouse or elsewhere at the cost of and for the account of Tenant), without being deemed guilty in any manner of trespass, and without prejudice to any remedies for arrears of rent or Tenant's breach of covenants or conditions.

              (4) Landlord may bring an action against Tenant for any damages sustained by Landlord.

              (5) Should Landlord elect to re-enter as provided hereinabove or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part thereof in Landlord's or Tenant's name, but for the account of Tenant (subject to the provisions of Section 7.02(B) hereof), for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such terms and conditions as Landlord, in its sole discretion, may determine, and Landlord may collect and receive the rents therefor without affecting any liability of Tenant under this Lease. Landlord shall have no obligation to relet the Premises and shall in no event be liable for failure to relet the Premises or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall affect any liability of Tenant under this Lease. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention be given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. If Tenant shall, after default, voluntarily give up possession to Landlord, deliver to Landlord or its agents the keys to the Premises, or both, such actions shall be deemed to be in compliance with Landlord's rights and the acceptance thereof by Landlord or its agents shall not be deemed to constitute a termination of the Lease. Landlord reserves the right following any such re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof.

         (B) Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any law. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words "re-enter", "re-entry" and "reentered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease on Tenant's part to be observed or performed, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach.

         (C) (1) If this Lease is terminated in accordance with the provisions of Section 7.02(A)(1), Tenant shall remain liable to Landlord for damages in an amount equal to the Base Rent and any Additional Rent due hereunder as of the date of termination of this Lease plus the Base Rent and any Additional Rent which would have been owing by Tenant hereunder for the balance of the Term (collectively, the "Aggregate Gross Rent") had this Lease not been terminated, less the net proceeds, if any, received as a result of any reletting of the Premises by Landlord subsequent to such termination, after deducting all of Landlord's expenses including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, expenses of employees, alteration and repair costs and expenses of preparation for such reletting (collectively, the "Reletting Costs"). Landlord shall be entitled to collect Base Rent, any Additional Rent and all other damages from Tenant monthly on the days on which Base Rent and any Additional Rent would have been payable hereunder if this Lease had not been terminated. Alternatively, at the option of Landlord, in the event this Lease is so terminated, Landlord shall be entitled to recover forthwith against Tenant, as liquidated damages and not as a penalty, the then value of the Aggregate Gross Rent and Reletting Costs less the aggregate rental value of the Premises for what otherwise would have been the unexpired balance of the Term. If Landlord shall relet the Premises for the period which otherwise would have constituted the unexpired portion of the Term (or any part thereof), the amount of rent and other sums payable by the tenant thereunder shall be deemed prima facie to be the rental value for the Premises (or the portion thereof so relet) for the term of such reletting. Tenant shall in no event be entitled to any rents collected or payable in respect of any reletting, whether or not such rents shall exceed the Base Rent and any Additional Rent reserved in this Lease.

                  (2) In the event Landlord does not elect to terminate this Lease, but takes possession as provided in Section 7.02(A)(2) or Section 7.02(A)(3), Tenant shall pay to Landlord the Base Rent and any Additional Rent which would be payable hereunder if such repossession had not occurred, less the net proceeds received by Landlord, if any, of any reletting of the Premises by Landlord after deducting the Reletting Costs to the extent not paid to Landlord pursuant to the following sentence. Tenant shall pay rent and all other sums due to Landlord, monthly, on the days on which Base Rent would have been payable hereunder if possession had not been retaken. In addition, Tenant shall pay re-entry expenses of Landlord, including, without limitation, attorney fees and costs, court costs, locksmith charges, and shipping and storage expenses immediately upon the taking of possession of the Premises by Landlord.

         (D) This Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover the Base Rent and any Additional Rent, as the same become due under this Lease.

         (E) Finally, Landlord and Tenant acknowledge that to induce Tenant to enter into this Lease, Landlord has incurred significant costs, including, without limitation, the following: (i) expenditures incurred to prepare the Premises for Tenant's occupancy, including, without limitation, any amounts paid to or on behalf of Tenant by Landlord in respect thereof, and/or (ii) rent abatements or concessions (collectively, the "Inducements"). Landlord and Tenant further acknowledge that Landlord would not have granted the Inducements to Tenant but for Tenant's agreement to perform all of the terms, covenants, conditions and agreements to be performed by it under this Lease for the entire Term. Accordingly, if an Event of Default shall occur hereunder, Tenant shall pay as liquidated damages for granting the Inducements and not as a penalty, with the next monthly installment of Base Rent ensuing after the occurrence of the Event of Default, as Additional Rent, the unamortized portion of those Inducements incurred or granted prior to the date of the Event of Default (the "Pre-Default Inducements"). For the purposes hereof, the unamortized portion of the Pre-Default Inducements shall be the product of (i) the Pre-Default Inducements and (ii) a fraction, the numerator of which shall be the number of months and/or portions thereof from the date of the occurrence of the Event of Default to the Expiration Date, not to exceed the number of months in which Tenant is obligated to pay rent hereunder without any abatement or concession, and the denominator of which shall be the number of months and/or portions thereof in the Term less the number of months in the Term in which rent concessions and/or abatements are granted to Tenant. Landlord may or, at Tenant's request, shall, after the occurrence of an Event of Default, forward a statement to Tenant setting forth the unamortized portion of the Pre-Default Inducements, but the failure to deliver such a statement shall not be or be deemed to be a waiver of the right to collect the unamortized Pre-Default Inducements or extend the date upon which such obligation shall be due and payable.

    SECTION 7.03      LANDLORD'S LIEN AND SECURITY INTEREST.

         (A) In addition to the statutory "Landlord's Lien" provided in Arizona Revised Statutes ("ARS") Sections 33-361 and 33-362, or any successor statutes thereto, to secure payment of all rentals and other sums of money becoming due hereunder from Tenant and to secure payment of any damages or loss which Landlord may suffer by reason of a breach by Tenant hereunder, Tenant hereby grants to Landlord a valid security interest in all property of Tenant presently or hereafter situated in or about the Premises, and all proceeds therefrom, and such property shall not be removed therefrom without the consent of Landlord until all arrearages in Base Rent and any Additional Rent then due to Landlord hereunder shall first have been paid and discharged and all the terms, covenants, and conditions hereof have been fully performed by Tenant. The provisions of this Section 7.03 shall constitute a "Security Agreement" as such term is used in ARS Sections 47-901 et seq., or any successor statute thereto (the "UCC"), and Tenant agrees to execute as debtor such financing statement or statements as Landlord may now or hereafter reasonably request in order that such security interest(s) may be protected pursuant to the UCC.

         (B) Upon an Event of Default by Tenant, Landlord may, in addition to any other remedies provided herein, enter the Premises and take possession of any and all goods, wares, equipment, fixtures, furniture, or other personal property in the Premises, and sell the same at a public or private sale. The proceeds from any such disposition, less all expenses connected with the taking of possession, holding and selling of the property (including reasonable attorneys' fees, disbursements and legal expenses), shall be applied as a credit against the indebtedness secured by the security interest granted under this
Section 7.03. Any surplus
shall be paid to Tenant or as otherwise required by law and Tenant shall pay any deficiencies forthwith.

    SECTION 7.04      BANKRUPTCY.

         (A) Landlord and Tenant understand that, notwithstanding certain provisions to the contrary contained herein, a trustee or debtor in possession under the Code may have certain rights to assume or assign this Lease. Landlord and Tenant further understand that, in any event, Landlord is entitled under the Code to adequate assurances of future performance of the terms and provisions of this Lease. The parties hereto agree that, with respect to any such assumption or assignment, the term "adequate assurance" shall include at least the following:

              (1) In order to assure Landlord that the proposed assignee will have the resources with which to pay all Base Rent and any Additional Rent payable pursuant to the terms hereof, any proposed assignee must have, as demonstrated to Landlord's satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth of Tenant on the date this Lease became effective, increased by seven percent (7%), compounded annually, for each year from the Commencement Date through the date of the proposed assignment. The financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

              (2) Any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business does not violate the Permitted Uses, and such proposed assignee shall continue to engage in the Permitted Uses. Landlord's asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Uses.

              (3) Any proposed assignee of the Lease must assume and agree to be personally bound by the terms, covenants and provisions of this Lease.

                                   ARTICLE 8

                            MISCELLANEOUS PROVISIONS

    SECTION 8.01 ADMINISTRATIVE SERVICE CHARGES. Tenant acknowledges that any failure by it to timely pay any of its obligations hereunder will result in and cause monetary loss to Landlord, the exact amount of such costs being extremely difficult and impracticable to fix. Therefore, in addition to any other rights and remedies provided Landlord, any and all payments which remain unpaid for five (5) days after the respective due date, will be subject to an administrative service charge of five percent (5%) of the total overdue amount. The parties agree that this charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment by Tenant.

    SECTION 8.02 LATE CHARGES. In addition to the administrative service charge described in Section 8.01, all amounts which shall remain unpaid for five (5) days after their respective due dates shall bear interest from the date that the same became due and payable to and including the date of payment, whether or not demand is made therefor, at the lesser of (i) the rate of eighteen percent (18%) per annum or (ii) the maximum legal rate of interest allowed by the state in which the Building is located.

    SECTION 8.03 HOLDING OVER. If Tenant remains in possession of the Premises after the expiration or other termination of the Term, then, at Landlord's option, Tenant shall be deemed to be occupying the Premises as a month-to-month tenant only, at a monthly rental equal to two (2) times the sum of the Base Rent and any Additional Rent payable hereunder during the last month of the Term. Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, losses and liabilities for damages resulting from failure to surrender possession upon the Expiration Date or sooner termination of the Term, and such obligations shall survive the expiration or sooner termination of this Lease.

    SECTION 8.04 NOTICES. Any and all notices required or which either party herein may desire to give to the other (each, a "Notice") shall be made in writing and shall be given by certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier, and shall be deemed to be given on the third (3rd) business day after the date of posting in a United States Post Office or one day after delivery to the overnight courier, and shall be delivered to Landlord's Notice Address or Tenant's Notice Address, as appropriate. The parties agree that copies of all Notices to be delivered to Landlord and Tenant hereunder shall be simultaneously delivered to the specified addresses for copies set forth in Section 1.01(G) and
Section 1.01(O), respectively, if any. Copies of any Notices commencing or relating to any action, suit or proceeding against Landlord arising hereunder shall also be sent to Pryor, Cashman, Sherman and Flynn, 410 Park Avenue, New York, New York 10022, Attention: Bradley A. Kaufman, Esq. Either party may designate a different address or addresses for communications intended for it. Anything contained herein to the contrary notwithstanding, any bills or invoices for Base Rent, any Additional Rent or any Landlord's Operating Statement may be given by hand or by mail (which need not be registered or certified) and, if so given, shall be deemed given on the date of delivery or refusal, if by hand, or on the third (3rd) business day following the date of posting, if mailed. Landlord may act through its managing agent for the Building or through any other person who may from time to time be designated by Landlord in writing.

    SECTION 8.05      AUTHORITY OF TENANT.

         (A) If Tenant is a corporation, partnership, joint venture or unincorporated association, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such entity and that this Lease is binding upon such entity in accordance with its terms. If this Lease is executed by more than one tenant, Tenant's obligations hereunder shall be the joint and several obligations of each tenant executing this Lease.

         (B) Nothing contained in this Lease shall create any relationship between the parties hereto other than that of Landlord and Tenant, and Landlord shall not be deemed to be a partner of Tenant in the conduct of its business, or a joint venturer or a member of a joint or common enterprise with Tenant.

    SECTION 8.06 FINANCIAL STATEMENTS. Tenant shall, when requested by Landlord from time to time, furnish a true and accurate audited statement of its financial condition prepared in conformity with recognized accounting principles and in a form reasonably satisfactory to Landlord.

    SECTION 8.07 BROKERAGE. Tenant represents and warrants that it has dealt only with Broker and/or with Landlord and its direct employees, and no other broker or agent, in connection with the negotiation or execution of this Lease. Tenant agrees to indemnify and hold Landlord harmless from and against any and all damage, loss, cost or expense including, without limitation, all attorneys' fees and disbursements incurred by reason of any claim of or liability to any other broker or other person for commissions or other compensation or charges with respect to the negotiation, execution and delivery of this Lease, and such obligations shall survive the expiration or sooner termination of this Lease.

    SECTION 8.08 DEFINITION OF LANDLORD. The term "Landlord" as used in this Lease shall mean only the owner of the Building, or the tenant under a Superior Lease. In the event of any transfer of title to or lease of the Building, the transferor shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder (whether express or implied) without further agreement between the parties or their successors in interest and Tenant shall look solely to the successor in interest of the transferor as Landlord under this Lease. This Lease shall not be affected by such transfer or lease, and Tenant agrees to attorn to the transferee or assignee, such attornment to be effective and self-operative without the execution of any further instrument by the parties to this Lease.

    SECTION 8.09      ENTIRE AGREEMENT.

         (A) Tenant acknowledges and agrees that it has not relied upon any statements, representations, agreements or warranties except those expressed in this Lease, and that this Lease contains the entire agreement of the parties. No amendment or modification of this Lease shall be binding or valid unless expressed in writing and executed and delivered by Landlord and Tenant. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

         (B) The submission of this document for examination and review does not constitute an option, an offer to lease space, or an agreement to lease space. This document shall have no binding effect on the parties hereto unless and until executed and delivered by both Landlord and Tenant and will be effective only upon Landlord's execution and delivery of same. Except as expressly contained herein, (i) neither Landlord nor Landlord's agent or attorneys have made representations, warranties or promises with respect to the Premises, the Building or this Lease; (ii) Tenant has inspected the Premises and agrees to take same in its "as-is" condition; and (iii) Landlord shall have no obligation to do any work in and to the Premises in order to prepare the Premises for occupancy and use by Tenant.

    SECTION 8.10 FORCE MAJEURE. Any obligation of Landlord which is delayed or not performed due to acts of God, strike, riot, shortages of labor or materials, war, governmental laws or action, or lack thereof, or any other causes of any kind whatsoever which are beyond

Landlord's reasonable control, shall not constitute a default hereunder and shall be performed within a reasonable time after the end of such cause for delay or nonperformance.

    SECTION 8.11 NO SETOFF. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent, and Tenant shall not be entitled to any setoff, offset, abatement or deduction of rent or other amounts due Landlord hereunder if Landlord fails to perform its obligations hereunder. In no event shall Landlord, any holder of a Mortgage and/or lessor under a Superior Lease be responsible for any consequential damages incurred by Tenant as a result of any default by Landlord.

    SECTION 8.12      INTERPRETATION.

         (A) Any remedy or election given pursuant to any provision in this Lease shall be cumulative with all other remedies at law or in equity unless otherwise specifically provided herein.

         (B) This Lease shall be construed in accordance with the laws of the state in which the Building is located. Unless herein waived, Landlord and Tenant acknowledge that all of the applicable statutes of such state are superimposed on the rights, duties and obligations of Landlord and Tenant hereunder.

         (C) Landlord and Tenant each acknowledge and warrant that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease is the result of negotiations between the parties and their respective attorneys and shall be construed in an even and fair manner, regardless of the party who drafted this Lease.

         (D) In all instances where Tenant is required by the terms and provisions of this Lease to pay any sum of money or to do any act at a particular indicated time or within any indicated period, it is understood and agreed that time is of the essence.

         (E) If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be illegal, invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and all other terms and provisions of this Lease shall be valid and enforced to the fullest extent permitted by law.

    SECTION 8.13 ENLARGING THE OFFICE BUILDING. Landlord hereby reserves the right to enlarge the Building by constructing additions to the improvements or other buildings on portions of the Property with or without any new parking or common areas, and by including within the Property other properties now or hereafter owned by Landlord adjacent to the Property. In such event, all new buildings, properties, common areas and parking areas shall be treated as though they are part of the Building and, at Landlord's election, all operating expenses, real property taxes and other pro rata payments required of Tenant pursuant to the terms of this Lease shall be applicable to such enlarged area and all improvements now or hereafter located thereon. In addition, upon notice to Tenant, Landlord shall have the right to designate, or to change, the name or numbers of the Building without liability to Tenant.

    SECTION 8.14 LIMITATION OF LANDLORD LIABILITY. In no event shall Landlord be liable to Tenant for any failure of other tenants in the Building to operate their businesses, or for any loss or damage that may be occasioned by or through the acts or omissions of other tenants. Notwithstanding anything to the contrary provided in this Lease, neither Landlord, nor any general or limited partner in or of Landlord, whether direct or indirect, nor any direct or indirect partners in such partners, nor any disclosed or undisclosed officers, shareholders, principals, directors, employees, partners, servants or agents of Landlord, nor any of the foregoing, nor any investment adviser or other holder of any equity interest in Landlord, their successors, assigns, agents, or any mortgagee in possession shall have any personal liability with respect to any provisions of this Lease and, if Landlord is in breach or default with respect to its obligations or otherwise, Tenant shall look solely to Landlord's interest in the Building for the satisfaction of Tenant's remedies.

    SECTION 8.15 SHORT FORM LEASE. Tenant shall not record this Lease or a memorandum hereof without the prior written consent of Landlord. Upon Landlord's request, Tenant agrees to execute and acknowledge a short form lease in recordable form which is satisfactory to Landlord.

    SECTION 8.16 RELOCATION. Landlord shall have the right, upon at least sixty
(60) days' written notice to Tenant, to relocate Tenant from the Premises to other space in the Building containing at least as much rentable square footage as the original Premises. Such substitute Premises shall be improved by Landlord at its expense, with improvements at least equal in quantity and quality to those in the original Premises and Landlord shall pay the out-of-pocket expenses reasonably incurred by Tenant in connection with such substitution of premises. Landlord shall have no liability to Tenant for any loss incurred by Tenant as a result of the interruption of the conduct of Tenant's business in connection with such relocation. Upon such relocation, this Lease shall continue in full force and effect without any change in the terms or other conditions contained herein, but with the new location, rentable square footage and pro rata share, if any, substituted for that set forth in this Lease.

    SECTION 8.17      MORTGAGEE REQUIREMENTS AND ESTOPPEL.

         (A) If any present or prospective holder of a Mortgage shall require a change or changes in this Lease as a condition of its approval of this Lease, and if within thirty (30) days after notice from Landlord Tenant fails or refuses to execute the amendment or amendments of this Lease effecting such change or changes as are stated by Landlord to be necessary to secure the approval of such present or prospective holder of a Mortgage, Landlord shall have the right to cancel this Lease at any time prior to the Commencement Date.

         (B) At any time and from time to time upon written request by Landlord, Tenant hereby agrees to deliver within ten (10) days after request, a certificate to Landlord or to any present or proposed mortgagee, lessor under a Superior Lease or purchaser, in the form supplied, certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modification), that there are no defenses or offsets thereto (or stating those claimed by Tenant), the dates to which Base Rent and Additional Rent have been paid and as to any other information reasonably requested by the same.

    SECTION 8.18 NO WAIVER. The failure of Landlord to exercise its rights in connection with this Lease or any breach or violation of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained.

    SECTION 8.19 NO MERGER. The voluntary or other surrender of possession of the Premises by Tenant, or a mutual cancellation of this Lease, shall not result in a merger of Landlord's and Tenant's estates, and shall, at the option of Landlord, either terminate any or all existing subleases or subtenancies, or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

    SECTION 8.20 ATTORNEYS' FEES. In the event of any action or proceeding brought by Landlord against Tenant under this Lease, Landlord shall be entitled to recover court costs and the fees and disbursements of its attorneys in such action or proceeding (whether at the administrative, trial or appellate levels) in such amount as the court or administrative body may judge reasonable.

    SECTION 8.21 NAME OF BUILDING. Upon notice to Tenant, Landlord shall have the right to designate, or to change, the name or numbers of the Building without liability to Tenant.

    SECTION 8.22 JURY TRIAL AND COUNTERCLAIM WAIVER. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ANY ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

      IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

TENANT:                                         LANDLORD:
Luba Veselinovic and Elke Veselinovic,          East Broadway 5151 Limited
Husband & Wife, dba, NuPro Innovations          Partnership
Inc.
                                                By:___________________________

By:_______________________                      Name:_________________________

Name:_____________________                      Title:________________________

Title:____________________                      Date:_________________________

__________________________
Federal Tax I.D. Number or
Social Security Number

Date:_____________________